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                                                                    Exhibit 23.8


The Board of Directors
Environmental Safety Systems, Inc.

We consent to the incorporation by reference in the registration statements Nos. 333-27825 and 333-15413 on Forms S-3; No. 333-40331 on Form S-3 as amended; and
No. 333-40313 on Form S-4 as amended of our report dated May 20, 1997, with respect to the consolidated balance sheets of Environmental Safety Systems, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in Form 8-K of Century Business Services, Inc. dated February 20, 1998.



/s/  Gelfond Hochstadt Pangburn & Co.


Denver, Colorado
February 20, 1998




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